SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (date of earliest event reported): July 14, 2008

MAGNITUDE INFORMATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

1250 Route 28, Branchburg, New Jersey 08876
(Address of principal executive offices) (Zip Code)

(908) 927-0004
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 3.02 Unregistered Sales of Securities
Item 5.02 Appointment and Departure of Principal Officers and Directors

On July 14, 2008, Registrant accepted the resignations of Edward L. Marney as the President/CEO and as a director, and Steven L. Gray as a director. Messrs. Marney and Gray have stated that they are leaving to pursue new opportunities. Under their leadership, Registrant acquired its principal business operation, Kiwibox Media, Inc., while managing the current re-launch of its new WEB 2.0 social networking website for teenagers. Mr. Marney’s resignation is effective August 1, 2008 while Mr. Gray’s resignation is effective July 18, 2008,

On the same date, Registrant’s current Board of Directors appointed Dr. Rudolph Hauke to serve as co-President/CEO on an interim basis, effective July 14, 2008 and as a director. Dr. Hauke, who is a German citizen, will receive a monthly salary of $6,000, with a monthly travel expense allocation of up to $7,000, 500,000 stock options, exercisable over a two-year period at $.05 per share, and 100,000 stock options, exercisable over a four-year period at $.10 per share, for each month of service. The Board of Directors also appointed Mr. Quentin Kelly and Dr. Joerg Otzen to serve as directors of Registrant.

The Board of Directors is also expected to name Lin Dai, the CEO of Kiwibox Media, Inc., to the Board in the next several days. Mr. Dai, one of the founders of Registrant's Kiwibox subsidiary, is the nominee for a Board position provided to the Kiwibox principals pursuant to the Kiwibox acquisition agreement.

Rudolf Hauke, PhD

Dr. Rudolf Hauke, age 60 years, currently serves as the President and Chief Executive Officer of ATG Advanced US Technology Group, Inc., located in Clearwater, Florida, and is engaged in the development of image classification technologies with a principal focus on the protection of children over the internet. Dr. Hauke founded ATG in 2006. Prior to establishing ATG, Dr. Hauke was a senior executive with TBS North America, located in Herndon, Virginia. A business executive and research scientist with more than 25 years experience, Dr. Hauke managed high-tech research initiatives at both business units within large corporations and as privately funded start-up companies. Dr. Hauke holds a PhD in Applied Physics from the University of Tübingen, Germany and began his career in 1978 as the head of R&D for Koch & Sterzel where he oversaw the research, design and development of medical diagnostic systems. He became the European Marketing Manager for Toshiba Medical Systems in 1982 and significantly grew Toshiba’s European market share. In 1984, he co-developed ultrasound technology for Phillips/Dornier while serving as Product Manager for GMTI. He holds more than 15 patents or patents pending.

Joerg Otzen, PhD

Joerg Otzen, age 42, is an executive manager of the engineering company Meteor AG, , located in Zürich, Switzerland. As well, Dr. Otzen currently serves as a member of the Boards of Directors of UBL Corporate Financial Services S.A. (Switzerland) and Bullion River Corp. (U.S.A.), an SEC reporting company. Prior to his current engagement, he was a senior manager at of UBL Corporate Financial Services AG, where he managed numerous financial transactions including fundraising, investment review, interim management of companies in external portfolios and private equity funds for different clients. Dr. Otzen began his professional career with SBC Warburg in 1995, as a vice president of equity research. In 2000, he became head of corporate development at the industrial group Ascom (Switzerland) and was in charge of all numerous group's divestments during Ascom's a 4 year period of financial distress. He lead the team which managed projects in international corporate finance, merger and acquisitions, corporate lending, and, in urgent cases, the establishment of new management in distressed subsidiaries. Dr. Otzen holds a Masters and Ph.D. degrees in Mechanical Engineering from RWTH Aachen (Germany) and a Masters Degree in Business Administration from the Harvard Business School.

Quentin Kelly

Quentin T. Kelly, age 73 years, founded Worldwater & Solar Technologies, Inc. in 1984 as a consulting and R&D company and currently serves as its non-executive Chairman. Worldwater has a class of securities registered under Section 12 of the Exchange Act and is an SEC reporting company. Mr. Kelly also served as CEO from 1984 to January 2006, and resumed his role as CEO in January 2007. Mr. Kelly was previously Director of Information Services and Assistant to the President of Westinghouse Electric Corporation from 1965 to 1971, and subsequently became President of Kelly-Jordan Enterprises, Inc., a leisure products company from 1971 to 1975, and then President of Pressurized Products, Inc., manufacturers and international marketers of specialized water systems and products, from 1976 to 1984. Mr. Kelly is an alumnus of Kenyon College and holds three U.S. patents relating to water systems. He has many years of experience in business relating to water and power needs in the U.S. and the developing world. He has worked on water supply and solar power projects in the U.S. and with more than a dozen governments and private contractors throughout the world.

As a result of their decisions to pursue other opportunities and as result of these management changes, Messrs. Marney and Gray, together with the other members of the Board, returned and cancelled the majority of their previously granted stock options, retaining 500,000 stock options in the case of Mr. Marney, 750,000 stock options for Mr. Gray, and 1,000,000 and 250,000 stock options, respectively, for current Board members, Joseph Tomasek and Joerg Klaube. In addition, the previous stock option grant for B. Michael Pisani was cancelled and a new one for 500,000 stock options was approved and the consulting agreement with Tell Capital AG, approved by Registrant on June 24, 2008, was also cancelled.

Registrant issued the stock options in reliance upon the exemptions from the registration requirements of the Securities Act provided by Regulation D and Section 4(2) thereof: private transactions and issuances of securities not involving a public offering. Dr. Hauke and B. Michael Pisani are accredited investors and had pre-existing relationships with the Registrant, while the Directors who received stock options are all accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAGNITUDE INFORMATION SYSTEMS, INC.

Dated: July 18, 2008	By:	/s/ Joerg H. Klaube
Joerg H. Klaube
Chief Financial Officer